Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. to Hold 2024 Tri-Annual Meeting

Whippany, New Jersey, January 26, 2024 -- Suburban Propane Partners, L.P. (NYSE:SPH) (the “Partnership”), a nationwide distributor of propane, renewable propane, renewable natural gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity and investor in low carbon fuel alternatives, announced today that it has scheduled its 2024 Tri-Annual Meeting of the Limited Partners of the Partnership to be held in person on Tuesday, May 21, 2024, beginning at 9:00 a.m. E.T, at its executive offices located at One Suburban Plaza, 240 Route 10 West, Whippany, New Jersey 07981 (the “2024 Tri-Annual Meeting”).

Additional information about the 2024 Tri-Annual Meeting and how the Partnership’s Unitholders may attend will be provided in the notice of the meeting and proxy statement, which will be sent to the Partnership’s Unitholders and filed with the Securities and Exchange Commission in advance of the 2024 Tri-Annual Meeting.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange under the ticker symbol SPH. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable energy and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon alternatives. The Partnership serves the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. The Partnership is supported by three core pillars: (1) Suburban Commitment – showcasing the Partnership's 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores the Partnership's commitment to excellence in customer service; (2) SuburbanCares – highlighting the Partnership's continued dedication to giving back to local communities across the Partnership's national footprint and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a solution to a green energy future and its commitment to investing in and developing the next generation of renewable energy.

For additional information on Suburban Propane, please visit www.suburbanpropane.com.

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